EXHIBIT 8.1

C L I F F O R D C H A N C E	CLIFFORD CHANCE US LLP 31 WEST 52nd STREET NEW YORK NY 10019 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

February 2, 2005

Municipal Mortgage & Equity, LLC

621 East Pratt Street, Suite 300

Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as special counsel to Municipal Mortgage & Equity, LLC (“MuniMae”) in connection with the prospectus supplement dated February 2, 2005 (the “Prospectus Supplement”) to the prospectus dated January 14, 2005, included in MuniMae’s Registration Statement on Form S-3 (File No. 333-121815) (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission, with respect to the public offering of 2,575,000 of its common shares (the “Common Shares”).

We hereby confirm that, although the discussions in the Prospectus Supplement under the captions “Risk Factors—The value of the common shares and our ability to make distributions depend on the application of tax laws” and “Federal Income Tax Considerations” do not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Common Shares, such discussions, insofar as they constitute summaries of matters of law or legal conclusions, and based on the assumptions and subject to the qualifications and limitations set forth therein, are correct in all material respects. No opinion is expressed on matters other than those specifically referred to herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions “Risk Factors—The value of the common shares and our ability to make distributions depend on the application of tax laws” and “Federal Income Tax Considerations” in the Prospectus Supplement.

Very truly yours,

/s/ Clifford Chance US LLP